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                                                                   Exhibit 10.15

                                TRADING AGREEMENT

     THIS TRADING AGREEMENT (this "Agreement") is made and entered into effective as of the 12th day of November, 2004, by and between East Kansas Agri-Energy, LLC, a Kansas limited liability company ("EKAE"), and United Bio Energy Trading, LLC, a Kansas limited liability company ("UBET").

                              W I T N E S S E T H :

     WHEREAS, EKAE intends to construct and own an ethanol plant, located near Garnett, Kansas (the "Plant");

     WHEREAS, EKAE desires to receive and UBET desires to provide certain consulting services with respect to commodity trading and hedging, including market analysis, risk management, and transaction execution; and

     WHEREAS, the parties desire to receive and provide such services, in accordance with the fees and other terms set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the promises and the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, it is hereby agreed:

     1. FEES. During the term of this Agreement, EKAE shall pay UBET a fee of Six Thousand and NO/100 Dollars ($6,000.00) per month (the "Monthly Fee"), which shall be due and payable on the first day of each month during the term of this Agreement. Except for the Monthly Fees, there shall be no fees, transaction commissions, service charges, markups, exchange fees, or any other fees or expenses charged by UBET to EKAE.

     2. TERM. The initial term of this Agreement shall be for five (5) years. The parties shall execute a memorandum setting forth the actual date of commencement of the term, which shall be approximately 6 months before substantial completion of the Plant. Unless earlier terminated in accordance with this Agreement, this Agreement shall be automatically renewed for successive one (1) year terms thereafter unless either party gives written notice to the other party of its election not to renew not later than ninety
(90) days prior to the expiration of the then current term.

     3.   CONSULTATION AND ADVICE.

          A. CONSULTING SERVICES AND PROGRAM. UBET shall provide EKAE with the following services:

               1. Price risk management evaluation, review and advice with respect to any grain and energy products as they relate to the day to day operations of the Plant.

               2. Commodity market information and analysis on a daily, weekly, or monthly basis as requested by EKAE.

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               3.   Management of software to assist in the monitoring of EKAE's exposure to commodity markets based on UBET's "margin management" approach.

               4. Brokerage services for commodity futures, options and over the counter transactions.

               5. Data entry regarding cash and/or futures positions regarding commodity inputs and outputs in the ethanol production process.

               6. Preparation and submission to EKAE of reports reflecting the purchases and/or sales of inputs or outputs in the ethanol production process. Such reports will be furnished to EKAE electronically at an email address to be provided to UBET by EKAE. Unless otherwise agreed by and between the parties, such reports will be furnished to EKAE at least weekly, on the Monday morning for the previous week's transactions, provided, however, that UBET will furnish such reports to EKAE no later than the day following each day on which a sale or purchase occurs.

          B. INTERNAL RISK MANAGEMENT PROCEDURES. In addition to the services provided for in paragraph 3.A. above, UBET shall:

               1. Establish risk management recommendations regarding position limits, strategies, credit exposure and volumes to be presented for EKAE's management and board approval.

               2. Assist EKAE in measuring price risk, defining hedge objectives, and setting proper expectations.

          C.   LIMITATIONS AND COSTS.

               1. Although UBET may give merchandising, purchasing and hedging advice to EKAE, EKAE shall have the responsibility for making all decisions on merchandising, purchasing and hedging strategy. All hedging positions will be the responsibility of EKAE, for EKAE's account with R.J. O'Brien, or other relevant party.

               2. UBET assumes no responsibility for the completion or performance of any contracts between EKAE and EKAE's suppliers and customers, and EKAE agrees that it shall not bring any action or make any claim against UBET based on any act, omission or claim of any of EKAE's suppliers or customers.

               3. To the extent UBET provides services relating to the accounting systems of EKAE, UBET does not attest to the accuracy of the books and financial statements of EKAE, and EKAE is solely responsible for the accuracy and completeness of such books and financial statements.

               4. EKAE shall pay any third party transaction commissions, fees, service charges or mark-ups arising from options, futures or other risk management transactions executed

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or brokered through UBET except that UBET guarantees that the rate for exchanged-traded futures and options contracts shall be not more than $10.00 per round turn, plus all applicable exchange fees, during the initial one year term hereof. Any OTC (over-the-counter) transactions will be $8.00 per round turn, which includes any applicable fees, during the initial term hereof.

               5. EKAE agrees to waive all claims against UBET for any consequential damages that may arise out of or relate to the services provided under this Agreement, including, but not limited to, loss of income, profit or financing, loss of business, loss of financing, principal office overhead and expenses, and loss of reputation.

               6. Notwithstanding any provision to the contrary in this Agreement, UBET shall not be liable to EKAE for damages under any claim arising out of this Agreement, whether arising in contract, warranty, tort (including negligence), strict liability or otherwise, in excess of the amount paid under this Agreement by EKAE to UBET for the services resulting in or relating to such damages.

     4.   TERMINATION.

          Either party may terminate this Agreement with or without cause by providing ninety (90) days prior written notice to the other party.

     5. INDEMNIFICATION. Except as otherwise provided in this Agreement, each party ("indemnifying party") shall indemnify, defend and hold the other party and its officers, directors, employees and agents harmless, from any and all losses, liabilities, damages, expenses (including reasonable attorneys' fees), costs, claims, demands, that the other party or its officers, directors, employees or agents may suffer, sustain or become subject to, or as a result of
(i) any misrepresentation or breach by the indemnifying party of a warranty, covenant or agreement contained herein or (ii) the indemnifying party's negligence or willful misconduct hereunder.

     6. WAIVER AND RELEASE OF CLAIMS FOR ACTS AND OMISSIONS OF AFFILIATES. UBET hereby acknowledges that EKAE is entering into separate service agreements with certain affiliates of UBET (i.e., United Bio Energy Ingredients, LLC, United Bio Energy Management, LLC, and United Bio Energy Fuels, LLC), and that the services provided by one or more of those affiliates to EKAE under such agreements may include acting on behalf of EKAE and/or performing certain duties or obligations of EKAE under the terms and provisions of this Agreement. In the event an act or omission of one or more of those affiliates in the performance of services pursuant to such agreements results in a breach of this Agreement by EKAE, UBET hereby agrees to waive and release EKAE from any and all claims that UBET may have against EKAE as a result of such breach.

     7. RELATIONSHIP OF PARTIES. This Agreement creates no relationship other than those of adviser and advisee between the parties hereto. Specifically, there is no agency, partnership, joint venture or other joint or mutual enterprise or undertaking created hereby. Except as otherwise provided herein, nothing contained in this Agreement authorizes one party to act for or on behalf of the other and neither party is entitled to commissions from the other.

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     8.   CONFIDENTIALITY. The parties acknowledge that they will have access to certain confidential information of the other party and that such information constitutes valuable, special and unique property to such party. The parties agree that they will not at any time, whether during or subsequent to the term of this Agreement, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever any such information. For purposes of this Agreement, the term "confidential information" shall mean all information, documentation or financial data used by or belonging to or relating to either party which is disclosed or made available to the other party, its agents, employees or advisors, including but not limited to the prices charged for services hereunder or any other information concerning the other party's business, manner of operation, plans, processes or other data of any kind.

     9.   MISCELLANEOUS.

          A. This writing is intended by the parties as a final expression of their agreement and a complete and exclusive statement of the terms thereof.

          B. No course of prior dealings between the parties and no usage of trade, except where expressly incorporated by reference, shall be relevant or admissible to supplement, explain, or vary any of the terms of this Agreement.

          C. Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement shall not be relevant or admissible to determine the meaning of this Agreement even though the accepting or acquiescing party has knowledge of the nature or the performance and an opportunity to make objection.

          D. No representations, understandings or agreements have been made or relied upon in the making of this Agreement other than as specifically set forth herein.

          E. This Agreement can only be modified by a writing signed by all of the parties or their duly authorized agents.

          F. The paragraph headings herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          G. This Agreement shall be construed and performed in accordance with the laws of the State of Kansas.

          H. The respective rights, obligations and liabilities of the parties under this Agreement are not assignable or delegable without the prior written consent of the other party.

          I. Unless a different method of notice is provided herein, notice shall be deemed to have been given to the party to whom it is addressed forty-eight (48) hours after it is deposited in certified U. S. mail, postage prepaid, return receipt requested, addressed as follows, or to such address as EKAE or UBET shall provide notice of from time to time during the term of this
Agreement:

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EKAE:          East Kansas Agri-Energy, LLC
               210 1/2 East (4)th Avenue, PO Box 225
               Garnett, Kansas 66032 Attn: Bill
               Pracht

UBET:          United Bio Energy Trading, LLC 2868 North Ridge
               Road Wichita, Kansas 67205
               Attn.: Jeff Roskam

     Either party may change the address for notices hereunder by giving notice of such change to the other party in the manner above provided.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.

                                      East Kansas Agri-Energy, LLC


                                      /s/ Bill Pracht
                                      --------------------------------
                                      By: Bill Pracht
                                      Title: Chairman


                                      United Bio Energy Trading, LLC


                                      /s/ Jeff Roskam
                                      --------------------------------
                                      By: Jeff Roskam
                                          ----------------------------
                                      Title: President
                                             -------------------------

     In consideration of EKAE entering into this Agreement and other valuable consideration, the undersigned, being the sole owner of UBET, hereby unconditionally guaranties the full and prompt performance by UBET of all of its duties and obligations under the terms and provisions of this Agreement.

     Dated this 12th day of NOVEMBER, 2004.

                                      United Bio Energy, LLC, a Kansas limited liability company


                                      By: /s/ Jeff Roskam
                                          ----------------------------

                                      Tile: President
                                            --------------------------

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